Exhibit 11

                                          RAMSAY MANAGED CARE, INC.

                                    COMPUTATION OF INCOME (LOSS) PER SHARE
                                                 (unaudited)


                                                    Quarter Ended September 30
                                                     1995                1994
                                                    ----------------------------
PRIMARY
   Weighted average common shares outstanding.     6,370,909          2,500,002
                                                   ---------         ----------

        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES.....              6,370,909          2,500,002
                                                   =========          =========

        Income (Loss) Available to Common
        Shareholders............               $  (1,172,000)     $       6,000
                                                    =========         =========

        INCOME (LOSS) PER SHARE......                 $(0.18)             $0.00
                                                       =====               ====


FULLY DILUTED
   Weighted average common shares
   outstanding.....................                6,370,909          2,500,002
                                                   ---------         ----------

        TOTAL COMMON AND DILUTIVE
        COMMON EQUIVALENT SHARES.....              6,370,909          2,500,002
                                                   =========          =========

        Income (Loss) Available to Common
        Shareholders............               $  (1,172,000)     $       6,000
                                                  ===========            ======

        INCOME (LOSS) PER SHARE......                 $(0.18)             $0.00
                                                       =====               ====